                                                                     EXHIBIT 4.6


                                  RULES OF THE

                                 STAFFMARK, INC
                             1999 U.K SHARESAVE PLAN


                       ADOPTED BY THE COMPANY ON [ ] 1999
         APPROVED BY THE INLAND REVENUE ON [ ] 1999 UNDER REFERENCE SRS










                                 ARTHUR ANDERSEN
                                 1 SURREY STREET
                                 LONDON WC2R 2PS

                               TEL: 0171 438 3000

                                    CONTENTS


                                                                                                           PAGE
1.          Definitions                                                                                       1
2.          Application for Options                                                                           6
3.          Scaling down                                                                                      8
4.          Grant of Options                                                                                  9
5.          No consideration for grant of Options                                                            10
6.          Rights of exercise and lapse of Options                                                          10
7.          Takeover, reconstruction and amalgamation, and winding-up                                        13
8.          Manner of exercise                                                                               15
9.          Issue or transfer of Shares                                                                      16
10.         Adjustments                                                                                      16
11.         Administration                                                                                   17
12.         Alterations                                                                                      18
13.         General                                                                                          19

                           RULES OF THE STAFFMARK, INC

                            1999 U.K. SHARESAVE PLAN


1.       DEFINITIONS

1.1 In this Plan, the following words and expressions shall have, where the context so admits, the meanings set forth below:-


         "APPROPRIATE PERIOD"               the meaning given by Paragraph 15(2)
                                            of Schedule 9 to the Taxes Act;

         "ASSOCIATED COMPANY"               in relation to the Company:-

                                            (A) any company which has Control of
                                                the Company;

                                            (B) any company which is under the
                                                Control of the Company or any
                                                company referred to in (A)
                                                above;

         "AUDITORS"                         the auditors of the Company for the
                                            time being or in the event of there
                                            being joint auditors such one of
                                            them as the Board shall select;

         "BOARD" the board of directors for the time being of the Company or a duly authorised committee thereof;

         "BONUS" any sum by way of terminal bonus payable at the end of a period of three years after the commencement of a Savings Contract being the additional payment made when repaying contributions made under such a Savings Contract;

         "BONUS DATE"                       in relation to any Option granted to
                                            a Participant, the earliest time
                                            when the Bonus is payable under the
                                            Savings Contract entered into by
                                            him;


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         "CLOSE COMPANY"                    a close company as defined in
                                            section 414(1) of the Taxes Act, as
                                            varied by Paragraph 8 of Schedule 9
                                            to the Taxes Act;

         "THE COMPANY"                      StaffMark, Inc;

         "CONTROL"                          has the meaning given by section 840
                                            of the Taxes Act;

         "DATE OF GRANT"                    the date on which an Option is
                                            granted;

         "DATE OF INVITATION"               the date on which the Board invites
                                            applications for Options;

         "DEALING DAY"                      any day on which NASDAQ is open for
                                            the transaction of business;

         "ELIGIBLE EMPLOYEE"                (A) any individual who at the Date
                                                of Grant:-

                                                (1)   is an executive director
                                                      on terms which require him
                                                      to devote not less than 25
                                                      hours per week (excluding
                                                      meal breaks) to his duties
                                                      or an employee of a
                                                      Participating Company; and

                                                (2)   is chargeable to tax in
                                                      respect of his office or
                                                      employment under Case I of
                                                      Schedule E of the Taxes
                                                      Act; and

                                                (3)   has been such an executive
                                                      director or employee of a
                                                      Participating Company for
                                                      such qualifying period (if
                                                      any) (being a period
                                                      commencing not earlier
                                                      than 5 years prior to the
                                                      Date of Grant) as the
                                                      Board may determine; or

                                            (B) any other individual who is
                                                nominated by the Board as an
                                                executive director or employee
                                                of a


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                                                Participating Company (or is
                                                nominated as a member of a
                                                category of such executive
                                                directors and employees),

                                            but in all cases excluding any
                                            person who is prohibited from
                                            participating by reason of the
                                            provisions of Paragraph 8 of
                                            Schedule 9 to the Taxes Act;

         "EMPLOYEES' SHARE PLAN"            the meaning given by Section 743 of
                                            the United Kingdom Companies Act
                                            1985;

         "EXERCISE PRICE"                   the total amount payable in relation
                                            to the exercise of an Option,
                                            whether in whole or in part, being
                                            an amount equal to the relevant
                                            Option Price multiplied by the
                                            number of Shares in respect of which
                                            the Option is exercised;

         "GRANT PERIOD"                     the period of 42 days commencing on
                                            any day determined by the Board of
                                            the following:

                                            (A) the day on which the Plan is
                                                approved by the Inland Revenue;

                                            (B) the day immediately following
                                                the day on which the Company
                                                makes an announcement of its
                                                results for the last preceding
                                                financial period;

                                            (C) the day on which the Board
                                                resolves that exceptional
                                                circumstances exist which
                                                justify the grant of Options;

                                            (D) any day on which any change to
                                                the legislation affecting
                                                savings-related share option
                                                Plans approved by the Inland
                                                Revenue under the Taxes Act is
                                                proposed or made; or

                                            (E) any day on which a new Savings
                                                Contract prospectus is announced
                                                or takes effect.

         "MARKET VALUE"                     in relation to a Share on any
                                            day its market value determined in
                                            accordance with Part VIII of the
                                            United Kingdom Taxation of
                                            Chargeable Gains Act 1992 and agreed
                                            in advance with the Shares Valuation
                                            Division of the Inland Revenue;

         "MATERIAL INTEREST"                the meaning given by Section 187(3)
                                            of the Taxes Act;

         "MAXIMUM CONTRIBUTION"             the lesser of:

                                            (A) such maximum monthly
                                                contribution as may be permitted
                                                pursuant to Paragraph 24 of
                                                Schedule 9 to the Taxes Act; or

                                            (B) such maximum monthly
                                                contribution as may be
                                                determined from time to time by
                                                the Board;

         "MEMBER OF A CONSORTIUM"           the meaning given by Section 187(7)
                                            of the Taxes Act;

         "MONTHLY CONTRIBUTIONS"            monthly contributions agreed to be
                                            paid by a Participant under his
                                            Savings Contract;

         "NASDAQ" National Association of Securities Dealers, Inc's Automated Quotation System;

         "OPTION" a right to acquire Shares under the Plan which is either subsisting or is proposed to be granted;

         "OPTION PRICE"                     the price per Share, as determined
                                            by the Board, at which an Eligible
                                            Employee may acquire Shares upon the
                                            exercise of an Option granted to him
                                            being not less than the higher of:

                                            (A) 85 per cent. of the Market Value
                                                of a Share on the Dealing Day
                                                immediately preceding the Date
                                                of Invitation or 85 per cent. of
                                                the Market Value at such other
                                                time or times as may be
                                                previously agreed in writing
                                                with the Inland Revenue); and

                                            (B) if the Shares are to be
                                                subscribed, their nominal value;

                                            expressed in pounds Sterling but
                                            subject to any adjustment pursuant
                                            to Rule 10. For the purpose of
                                            calculating the Option Price, US$
                                            will be converted into pounds
                                            Sterling at the mid-market spot rate
                                            at the close of business published
                                            by the Financial Times on the Date
                                            of Invitation, or if this is not a
                                            Dealing Day, the mid-market spot
                                            rate at the close of business
                                            published in the Financial Times on
                                            the next preceding Dealing Day;

         "PARTICIPANT"                      any Eligible Employee or former
                                            Eligible Employee to whom an Option
                                            has been granted, or (where the
                                            context so admits) the personal
                                            representative(s) of any such
                                            person;

         "PARTICIPATING COMPANY"            (A) the Company; and

                                            (B) any other company which is under
                                                the Control of the Company, is a
                                                Subsidiary of the Company and
                                                which has been expressly
                                                designated by the Board as being
                                                a Participating Company;

         "PENSIONABLE AGE"                  age 60;

         "PLAN"                             the StaffMark, Inc 1999 U.K.
                                            Sharesave Plan in its present form
                                            or as from time to time amended in
                                            accordance with the provisions
                                            hereof;

         "SAVINGS CONTRACT"                 a contract under a certified
                                            contractual savings Plan (within the
                                            meaning of Section 326 of the Taxes
                                            Act)
                                            approved by the Inland Revenue for
                                            the purpose of Schedule 9 to that
                                            Act;

         "SHARE" a fully paid ordinary share of the Company which satisfies the requirements of paragraphs 10 to 14 of Schedule 9 to the Taxes Act;

         "SUBSIDIARY"                       the meaning given by Section 736 of
                                            the Companies Act 1985; and

         "TAXES ACT"                        the United Kingdom Income and
                                            Corporation Taxes Act 1988.

1.2 Words and expressions not otherwise defined herein have the same meaning they have in the Taxes Act.

1.3 Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.4 References in the rules of the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and shall include any regulations made thereunder. The United Kingdom Interpretation Act 1978 shall apply to these rules mutatis mutandis as if they were an Act of Parliament.

1.5 The headings in the rules of the Plan are for the sake of convenience only and should be ignored when construing the rules.

2.       APPLICATION FOR OPTIONS

2.1 The Board may during any Grant Period, invite applications for Options at the Option Price from Eligible Employees. Any such invitation shall be in writing and shall include details of:

         2.1.1    eligibility;

         2.1.2    the Option Price;


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

         2.1.3 the date by which applications made pursuant to Rule 2.3 must be received, (being neither earlier than 14 days nor later than 25 days after the Date of Invitation); and

         2.1.4 whether, for the purposes of determining the number of Shares over which an Option is to be granted, Eligible Employees may elect for the repayment under the Savings Contract to be taken:-

                  2.1.4.1  as including the Bonus,

                  2.1.4.2  as not including a bonus,

                  2.1.4.3  the maximum permitted Monthly Contribution

          and the Board may determine and include in the invitation details of the maximum number of Shares over which Options are to be granted in that Grant Period.

2.2 Each application for an Option must incorporate or be accompanied by a proposal for a Savings Contract.

2.3 An application for an Option shall be in writing in such form as the Board may from time to time prescribe save that it shall provide for the applicant to state:-

         2.3.1 the Monthly Contribution (being a multiple of (pound)1 and not less than (pound)5) which he wishes to make under the related Savings Contract;

         2.3.2 that his proposed Monthly Contributions (when taken together with any Monthly Contribution he makes under any other Savings Contract) will not exceed the Maximum Contribution;

         2.3.3 if (as contemplated by Rule 2.1. 4) Eligible Employees may elect for the repayment under the Savings Contract to be taken as including the Bonus, or as not including a bonus, his election in that respect.

2.4 Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Board to scale down applications pursuant to Rule 3.


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

2.5 Proposals for a Savings Contract shall be limited to such bank or building society as the Board may designate.

2.6 Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected repayment (including any Bonus elected under Rule 2.3.3) under the related Savings Contract at the appropriate Bonus Date.

2.7 The grant of an Option shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of NASDAQ and any other securities exchange on which the Shares are traded.

3.       SCALING DOWN

3.1 If valid applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Board pursuant to Rule 2.1 or any limitation under Rule 5, the Board shall scale down applications by taking, at its absolute discretion, one of the following steps until the number of Shares available equals or exceeds the number of Shares applied for (provided always that in reducing the number of Shares applied for, any adjustments shall ensure that an Eligible Employee's Monthly Contribution remains a multiple of (pound)1):

         3.1.1 by treating any election, under Rule 2.3.3, for the Bonus as an election for no bonus and then , so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over (pound)5 and then, so far as necessary, selecting by lot; or

         3.1.2 by reducing the proposed Monthly Contributions pro rata to the excess over (pound)5 and then, so far as necessary selecting by lot.

3.2 If the number of Shares available is insufficient to enable an Option based on Monthly Contributions of (pound)5 a month to be granted to each Eligible Employee making a valid application, the Board may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

3.3 If the Board so determines, the provisions in Rule 3.1.1 and 3.1.2 may be modified or applied in any manner as may be agreed in advance with the Inland Revenue.


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

3.4 If in applying the scaling down provisions contained in this Rule 3, Options cannot be granted within the 30 day period referred to in Rule
         4.2 below, the Grantor may extend that period by 12 days regardless of the expiry of the relevant Grant Period.

4.       GRANT OF OPTIONS

4.1      No Option shall be granted to any person if:

         4.1.1 at the Date of Grant that person shall have ceased to be an Eligible Employee; or

         4.1.2 that person has or has had at any time within the 12 month period preceding the Date of Grant a Material Interest in the issued ordinary share capital of a Close Company which is the Company or a company which has Control of the Company or is a Member of a Consortium which owns the Company.

4.2 Within 30 days of the first Dealing Day (if any) by reference to which the Option Price was fixed (which date shall be within a Grant Period) the Board may, subject to Rule 3 above, grant to each Eligible Employee who has submitted a valid application an Option in respect of the greatest number of Shares which may be acquired with the proceeds of his Savings Contract.

4.3 The Board shall issue to each Participant an option certificate in such form (not inconsistent with the provisions of the Plan) as the Board may from time to time prescribe. Each such certificate shall specify the Date of Grant of the Option, the Bonus Date and the Option Price.

4.4 Except as otherwise provided in these Rules, every Option shall be personal to the Participant to whom it is granted and shall not be transferable.

5.       NO CONSIDERATION FOR GRANT OF OPTION

         No amount shall be paid in respect of the grant of an Option.


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

6.       RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1      6.1.1    Save as provided in Rules 6.2, 6.3, 6.4 and 7, an Option may not be exercised earlier than the Bonus Date under the relevant Savings Contract.

         6.1.2 Save as provided in Rule 6.2, an Option shall not be exercisable later than six months after the Bonus Date under the relevant Savings Contract.

         6.1.3 Save as provided in Rules 6.1.4, 6.2, 6.3 and 7, an Option may only be exercised by a Participant whilst he is a director or employee of a Participating Company or a company over which the Company has Control.

         6.1.4 If, at the Bonus Date, a Participant holds an office or employment in a company which is not a Participating Company but which is an associated company (within the meaning this expression bears in Paragraph 21(1) (f) of Schedule 9 to the Taxes Act) or a company over which the Company has Control, such Option may be exercised within six months of the Bonus Date.

         6.1.5 An Option may not be exercised by a Participant if he has or has had at any time within the 12 month period preceding the date of exercise a Material Interest in the issued ordinary share capital of a Close Company which is the Company or a company which has Control of the Company or is a Member of a Consortium which owns the Company, nor may an Option be exercised by the personal representatives of the Participant if the Participant had such a Material Interest at the date of his death.

6.2 An Option may be exercised by the personal representatives of a deceased Participant:-

         6.2.1 within 12 months following the date of his death if such death occurs before the Bonus Date; or

         6.2.2 within 12 months following the Bonus Date in the event of his death within six months after the Bonus Date.

6.3 Subject to Rule 6.1.2 an Option may be exercised by a Participant within six months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Plan by reason of:-


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

         6.3.1 injury, disability, redundancy within the meaning of the Employment Rights Act 1996 or the Contracts of Employment and Redundancy Payments Act (Northern Ireland) 1965, or retirement on reaching Pensionable Age or at any other age at which he is bound to retire in accordance with the terms of his contract of employment; or

         6.3.2 his office or employment being in a company of which the Company ceases to have Control; or

         6.3.3 the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither an Associated Company nor a company under the Control of the Company;

         6.3.4 retirement at any age at which he is entitled to retire in accordance with the terms of his contract of employment (other than at Pensionable Age or any age at which he is bound to retire), early retirement with the agreement of his employer, or pregnancy, in each case only if such cessation of office or employment is more than 3 years after the Date of Grant of the Option; or

         6.3.5 cessation of employment in circumstances other than those mentioned in 6.3.1 to 6.3.4 above, after the Bonus Date.

         For the purposes of the Plan, a woman who leaves employment due to pregnancy will be regarded as having left the employment on the earliest of the date she notifies her employer of her intention not to return, the last day of the 29 week period of confinement and any other date specified by the terms of her office or employment with her employer.

6.4 Subject to Rule 6.1.2 an Option may be exercised by a Participant within six months following the date he reaches Pensionable Age if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Plan.

6.5 No person shall be treated for the purposes of Rule 6.3 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Plan until that person ceases to hold any office or employment in the Company, any Associated Company or any company of which the Company has Control.

6.6 Options shall lapse upon the occurrence of the earliest of the following events:


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

         6.6.1    subject to 6.6.2 below, six months after the Bonus Date;

         6.6.2 where the Participant dies before the Bonus Date, 12 months after the date of death, and where the Participant dies in the period of six months after the Bonus Date, 12 months after the Bonus Date;

         6.6.3    the expiry of any of the six month periods specified in Rule
                  6.3.1 to 6.3.5 save that if at the time any such applicable periods expire time is running under the 12 month periods specified in Rule 6.2, the Option shall not lapse by reason of this sub-rule 6.6.3 until the expiry of the relevant 12 month period in Rule 6.2;

         6.6.4 the expiry of any of the periods specified in Rules 7.1, 7.3 and 7.4 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.5;

         6.6.5 the Participant ceasing to hold an office or employment with the Company or any Associated Company in any circumstances other than:

                   6.6.5.1 where the cessation of office or employment arises on any of the grounds specified in Rules 6.2 or 6.3; or

                   6.6.5.2 where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 7 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.5;

         6.6.6 the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

         6.6.7 the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing anything or omitting to do anything which causes him to be so deprived or declared bankrupt; or

         6.6.8 where before an Option has become capable of being exercised, the Participant gives notice that he intends to stop paying Monthly


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

                  Contributions, or is deemed under the terms of the Savings Contract to have given such notice, or makes an application for repayment of the Monthly Contributions.


7.       TAKEOVER, RECONSTRUCTIONS AND WINDING UP

7.1 Subject to Rule 7.3 below, if any person obtains Control of the Company as a result of making, either:-

         7.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company (which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

         7.1.2 a general offer to acquire all the shares in the Company which are of the same class as the Shares,

         an Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2 For the purpose of Rule 7.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Takeovers and Mergers) with him have together obtained Control of it.

7.3 If any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the United Kingdom Companies Act 1985 (or the equivalent , if any, in the US) an Option may be exercised at any time when that person remains so bound or entitled.

7.4 If under section 425 of the United Kingdom Companies Act 1985 (or the equivalent, if any, in the US) it is proposed that the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a Plan for the reconstruction of the Company or its amalgamation with any other company or companies or if the Company passes a resolution for the voluntary winding up of the Company, the Company shall give notice thereof to all Participants and the Participant may then exercise the Option within six months from the date of such notice and thereafter the Option shall lapse. After exercising the Option the Participant shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such shares had been subject to such compromise or arrangement.

7.5 If Options become exercisable pursuant to any of Rules 7.1, 7.3 or 7.4 above, any Participant may at any time within the Appropriate Period, by agreement with the relevant company, release any Option which has not lapsed ("the Old Option") in consideration of the grant to him of an Option ("the New Option") which (for the purposes of Paragraph 15 of
         Schedule 9 to the Taxes Act) is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company falling within Paragraph 10(b) or (c) of Schedule 9 to the Taxes Act).

7.6 The New Option shall not be regarded for the purposes of Rule 7.6 as equivalent to the Old Option unless the conditions set out in Paragraph 15(3) of Schedule 9 to the Taxes Act are satisfied but so that the provisions of the Plan shall for this purpose be construed as if:-

         7.6.1 the New Option were an option granted under the Plan at the same time as the Old Option; and

         7.6.2 except for the purpose of the definition of "Participating Company" in Rule 1, the reference to StaffMark, Inc in the definition of "the Company" in Rule 1 were a reference to the different company mentioned in Rule 7.6.

8.       MANNER OF EXERCISE

8.1 An Option may only be exercised during the periods specified in Rules 6 and 7 and only with monies not exceeding the amount of repayment (including any interest and bonus) under the Savings Contract as at the date of such exercise. For this purpose, no account shall be taken of such part (if any) of the repayment of any Monthly Contribution, the due date for the payment of which under the Savings Contract arises after the date of the repayment.

8.2 Exercise shall be by the delivery to the Company Secretary or other duly appointed agent of the Company, of an option certificate or certificates covering at least all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent) together with any remittance for the Exercise Price payable to the Company or authority to the Company to withdraw and apply monies from the Savings Contract to acquire the Shares over which the Option is to be exercised.

8.3 The effective date of exercise shall be the date of delivery of the notice of exercise. For the purposes of this Plan a notice of exercise shall be deemed to be delivered when it is received by the Company.

8.4 The remittance of the Exercise Price referred to in Rule 8.2 above may be paid at the discretion of the Participant either in US$ or in pounds Sterling PROVIDED THAT if paid in US$ the Exercise Price shall be converted into pounds Sterling at the mid-market spot rate at the close of business published by the Financial Times on the date immediately preceding the date of exercise or if this is not a Dealing Day, the mid-market spot rate at close of business published in the Financial Times on the last preceding Dealing Day.

9.       ISSUE OR TRANSFER OF SHARES

9.1 Subject to Rule 9.3, Shares to be issued pursuant to the exercise of an Option shall be allotted to the Participant (or his nominee) within 28 days following the date of effective exercise of the Option.

9.2 Subject to Rule 9.4, the Board shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 28 days following the date of effective exercise of the Option.

9.3 The allotment or transfer of any Shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.7 above.

9.4 Shares issued pursuant to the Plan shall rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any rights attaching to Shares by reference to a record date preceding the date of exercise.

9.5 Shares transferred pursuant to the Plan shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of exercise.


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9.6      If and so long as the Shares are listed on the NASDAQ, the Company shall apply for a listing for any Shares issued pursuant to the Plan as soon as practicable after the allotment thereof.

10.      ADJUSTMENTS

10.1 The number of Shares over which an Option is granted and the Option Price thereof (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired) shall be adjusted in such manner as the Board shall determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company which in the opinion of the Auditors justifies such an adjustment, to the intent that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the aggregate Exercise Price payable in respect of an Option shall remain unchanged provided that no adjustment shall be made pursuant to this Rule 10.1 shall be made without the prior approval of the Inland Revenue (so long as the Plan is approved by the Inland Revenue).

10.2 Apart from pursuant to this Rule 10.2, no adjustment under Rule 10.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent (unless the same is permitted under the Articles of Incorporation of the Company and under the applicable laws that govern the operation of the Company).

10.3 The Board may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or reissue any option certificate consequent upon such adjustment.

11.      ADMINISTRATION

11.1 Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address or, where he is a director or employee of a Participating Company or an Associated


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         Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

11.2 The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

11.3 If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

11.4 The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or shall procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

11.5 The decision of the Board in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Plan shall be final and conclusive subject to the certification of the Auditors having been obtained when so required by Rule 10.1.

11.6 The costs of introducing and administering the Plan shall be borne by the Company.

11.7 Any expenses involved in any issue of Shares in the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Company and any expenses involved in the transfer of Shares into the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Company.

12.      ALTERATIONS

12.1 Subject to Rule 12.2 and 12.4, the Board may at any time alter or add to all or any of the provisions of the Plan in any respect, provided that if an alteration or addition is made at a time when the Plan is approved by the Inland Revenue under Schedule 9 to the Taxes Act it shall not have effect until it has been approved by the Inland Revenue.


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12.2     No alteration or addition shall be made under Rule 12.1 which would abrogate or adversely affect the subsisting rights of a Participant, unless it is made:-

         12.2.1 with the consent in writing of such number of Participants as hold Options under the Plan to acquire 75 per cent. of the Shares which would be issued or transferred if all Options granted and subsisting under the Plan were exercised; or

         12.2.2 by a resolution at a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy,

         and for the purposes of this Rule 12.2 the provisions of the Articles of Incorporation of the Company relating to shareholder meetings shall apply mutatis mutandis.

12.3 Notwithstanding any other provision of the Plan other than Rule 12.1 the Board may, in respect of Options granted to Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration amend or add to the provisions of the Plan and the terms of Options as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws provided that the terms of Options granted to such Eligible Employees are not overall more favourable than the terms of Options granted to other Eligible Employees.

12.4 As soon as reasonably practicable after making any alteration or addition under Rule 12.1 the Board shall give written notice thereof to any Participant affected thereby.

12.5 No alteration shall be made to the Plan if following the alteration the Plan would cease to be an Employees' Share Plan.

13.      GENERAL

13.1 The Plan shall terminate upon the tenth anniversary of its approval by the Board or at any earlier time by the passing of a resolution by the Board. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

13.2 Nothing in the Plan shall be deemed to give any officer or employee of any Participating company any rights to participate in the Plan. The rights and obligations of any individual under the terms of his office or employment with a


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         Participating Company shall not be affected by his participation in the
         Plan nor any right which he may have to participate under it. An individual who participates under the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with a Participating Company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or to be entitled to exercise any Option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. The benefit of this Rule 13.2 is given for the Company for itself and as trustee for all its Subsidiaries. To the extent that the Rule 13.2 benefits anybody corporate which is not a party to this agreement the benefit shall be held on trust by the Company for that body corporate.

13.3 The Company may require any Subsidiary to enter into such agreement or agreements as it shall deem necessary to oblige such Subsidiary to enable any person to acquire shares for the purpose of this Plan for the benefit of such Subsidiary's employees.

13.4 These Rules shall be governed by and construed in accordance with the laws of England.


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